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                          DIMENSIONAL INVESTMENT GROUP INC.

                      RWB/DFA U.S. HIGH BOOK TO MARKET PORTFOLIO


                            CLIENT SERVICE AGENT AGREEMENT



          AGREEMENT made this 13th day of March, 1996, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (the "Fund"), on behalf of the RWB/DFA U.S. High Book To Market Portfolio (the "Portfolio"), a separate series of the Fund, and REINHARDT, WERBA, BOWEN, INC. (a California corporation) d/b/a REINHARDT WERBA BOWEN ADVISORY SERVICES ("RWB").

          WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company Act of 1940 for the purposes of investing and reinvesting its assets in securities, as set forth in its Registration Statement under the Investment Company Act of 1940 and the Securities Act of 1933, as heretofore amended and supplemented;

          WHEREAS, the Portfolio, as a separate series of the Fund, desires to avail itself of the services and assistance of a client service agent and to have a client service agent perform various services for it; and

          WHEREAS, RWB desires to provide such services to the Portfolio.

          NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

          1. APPOINTMENT OF RWB. The Fund hereby appoints RWB to serve as client service agent to the Portfolio, subject to the direction of the Board of Directors and the officers of the Fund for the period and on the terms hereinafter set forth. RWB hereby accepts such appointment and agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described herein for the compensation as provided in Section 3 of this Agreement.

          2. SERVICES TO BE PROVIDED BY RWB. RWB shall provide the following services to the Portfolio:

          A. establish and maintain a toll-free telephone number for shareholders of the Portfolio to use to obtain or receive up-to-date account information;

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          B.   provide to shareholders of the Portfolio quarterly reports with respect to the performance of the Portfolio, such reports to be separate and apart from the Fund's semi-annual and annual reports to shareholders; and

          C. provide the shareholders of the Portfolio with such information regarding the operation and affairs of the Portfolio, and their investment in its shares, as they or the Fund may reasonably request.

          3. COMPENSATION OF RWB. For the services to be rendered by RWB as provided in Section 2 of this Agreement, the Portfolio shall pay to RWB, at the end of each month, a fee equal to one-twelfth of 0.04 percent of average daily net assets of the Portfolio. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

          4. ACTIVITIES OF RWB. The services of RWB to the Fund or in respect of the Portfolio are not to be deemed exclusive, and RWB shall be free to render similar services to others as long as its services to the Fund or in respect of the Portfolio are not impaired thereby.

          5. RESPONSIBILITY OF RWB. In the performance of its duties hereunder, RWB shall be obligated to exercise due care and diligence and to act in a timely manner and in good faith to assure the accuracy and completeness of all services performed under this Agreement. RWB shall be under no duty to take any action on behalf of the Portfolio except as specifically set forth herein or as may be specifically agreed to by RWB in writing. RWB shall be responsible for its own negligent failure to perform its duties under this Agreement. In assessing negligence for purposes of this Agreement, the parties agree that the standard of care applied to RWB's conduct shall be the care that would be exercised by a similarly situated service provider, supplying substantially the same services under substantially similar circumstances.

          No provision of this Agreement shall be deemed to protect RWB against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

          6. DURATION AND TERMINATION. This Agreement shall become effective on March 13, 1996, provided that prior to such date it shall have been approved by the Board of Directors of the Fund and shall continue in effect until terminated by the Fund or RWB. This Agreement may at any time be terminated without penalty by vote of the Board of Directors of the Fund on sixty days' written notice to RWB. This Agreement may be terminated by RWB after ninety days' written notice to the Fund.


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          7.   NOTICES.  Any notices under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at the principal business office of such party.

          8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          9. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

          10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          11. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 13th day of March, 1996.


REINHARDT, WERBA, BOWEN, INC.                DIMENSIONAL INVESTMENT GROUP INC.
d/b/a REINHARDT WERBA BOWEN
ADVISORY SERVICES


By: /s/ [Illegible]                          By: /s/ David G. Booth
    ------------------------------               ------------------------------
        Secretary                                    President


/s/ Michael A. Weakley
-----------------------------------
Executive Vice President,
Michael A. Weakley


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